Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 15, 2009	Brendan J. McGill
Senior Vice President & CFO
215-256-8828
Harleysville Savings Financial Corporation Announces Declaration
of Regular Cash Dividend and Second Quarter Earnings for Fiscal Year 2009
Harleysville, PA., April 15, 2009 — Harleysville Savings Financial
Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend of $.18 per share on the Company’s common stock. This is the 87th consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on May 20, 2009 to stockholders of record on May 6, 2009.
Net income for the second quarter was $1,203,000 or $.33 per diluted share compared to $1,034,000 or $.28 per diluted share for the same quarter last year.
Net income for the six months ended March 31, 2009 amounted to $2,579,000 or $.72 per diluted share compared to $1,835,000 or $.49 per diluted share for the same six-month period a year ago.

Commenting on these quarter-end earnings results, President and Chief Executive Officer Ron Geib said, “Harleysville Savings Financial Corporation remains well capitalized. During the quarter and for the six month period ended, our consistent loan growth in high credit quality assets has resulted in record net interest income for both periods. In addition, despite having to record an Other Than Temporary Impairment adjustment on our equity securities, we were able to experience another solid quarter of net income. While we are operating from a position of strength in the marketplace, risk factors do persist in the general economy, including important areas such as housing and unemployment trends. We continue to remain true to our fundamental operating principles that have allowed the Company to be well positioned for these uncertainties.”
The Company’s assets totaled $813.7 million compared to $811.9 million a year ago. Stockholders’ book value increased 6.1% to $13.59 per share from $12.81 a year ago.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA, Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of March 31, 2009

(Dollars in thousands except per share data)	Year-To-Date
(Unaudited)	Six Months Ended:		Three Months Ended:
	Mar 31,	Mar 31,	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Selected Consolidated Earnings Data	2009	2008	2009	2008	2008	2008	2008
Total interest income	$21,230	$21,223	$10,504	$10,726	$11,041	$10,812	$10,722
Total interest expense	12,688	15,151	6,147	6,541	6,810	7,056	7,519

Net Interest Income	8,542	6,072	4,357	4,185	4,231	3,756	3,203
Provision for loan losses	200	5	100	100	45	35	5

Net Interest Income after Provision for Loan Losses	8,342	6,067	4,257	4,085	4,186	3,721	3,198

Impairment of equity securities	449	—	449	—	—	252	—
Loss on sale of investments	11	—	11		—	—	—
Gain on sale of investments	20	4	20	—	69	—	4
Other income	934	962	463	471	494	453	463
Total non interest expenses	5,572	4,810	2,819	2,754	2,729	2,554	2,425

Income before income taxes	3,264	2,223	1,461	1,802	2,020	1,368	1,240
Income tax expense	685	388	258	427	512	332	206

Net Income	$2,579	$1,835	$1,203	$1,375	$1,508	$1,036	$1,034

Per Common Share Data
Basic earnings	$0.72	$0.49	$0.33	$0.38	$0.42	$0.29	$0.28
Diluted earnings	$0.72	$0.49	$0.33	$0.38	$0.42	$0.29	$0.28
Dividends	$0.36	$0.34	$0.18	$0.18	$0.18	$0.17	$0.17
Book value	$13.59	$12.81	$13.59	$13.41	$13.23	$12.95	$12.81
Shares outstanding	3,603,409	3,550,379	3,603,409	3,580,711	3,567,934	3,553,533	3,550,379
Average shares outstanding — basic	3,582,760	3,726,061	3,592,286	3,580,630	3,566,230	3,555,039	3,730,759
Average shares outstanding — diluted	3,592,571	3,743,211	3,600,292	3,592,483	3,586,142	3,598,927	3,746,480

	Year-To-Date
	Six Months Ended:		Three Months Ended:
	Mar 31,	Mar 31,	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Other Selected Consolidated Data	2009	2008	2009	2008	2008	2008	2008
Return on average assets	0.63%	0.46%	0.59%	0.67%	0.73%	0.51%	0.52%
Return on average equity	10.76%	7.83%	9.93%	11.60%	12.99%	9.09%	8.84%
Net interest income rate spread	1.92%	1.32%	1.97%	1.87%	1.89%	1.84%	1.39%
Net yield on interest earning assets	2.12%	1.57%	2.17%	2.07%	2.09%	2.06%	1.64%
Operating expenses to average assets	1.35%	1.22%	1.37%	1.33%	1.32%	1.25%	1.21%
Efficiency ratio	58.81%	68.49%	58.48%	59.14%	57.76%	60.68%	66.16%
Ratio of non-performing loans to total assets at end of period	0.23%	0.08%	0.23%	0.16%	0.15%	0.08%	0.08%
Loan loss reserve to total loans, net	0.45%	0.43%	0.45%	0.43%	0.42%	0.42%	0.43%
Stockholders’ equity to assets	6.02%	5.59%	6.02%	5.82%	5.72%	5.58%	5.59%

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Selected Consolidated Financial Data	2009	2008	2008	2008	2008
Total assets	$813,732	$824,275	$825,675	$824,655	$811,854
Consumer Loans receivable — net	433,397	436,663	432,451	425,139	415,019
Commercial Loans	49,974	46,910	44,407	30,993	25,318
Loan loss reserve	2,193	2,098	1,988	1,960	1,925
Cash & investment securities	92,224	90,128	89,483	99,338	105,769
Mortgage-backed securities	193,179	206,674	214,691	224,917	223,579
FHLB stock	16,096	16,096	16,574	15,152	14,096
Deposits	439,493	420,163	425,513	440,921	450,516
Advances	318,147	350,345	347,846	329,154	309,285
Total stockholders’ equity	48,988	48,007	47,209	46,004	45,397